UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 15, 2015

QUEST RESOURCE HOLDING CORPORATION

(Exact Name of Registrant as Specified in Charter)

Nevada	001-36451	51-0665952
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6175 Main Street, Suite 420 Frisco, Texas	75034
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 464-0004

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 15, 2015, our Board of Directors appointed Russell J. Knittel to serve as a Class I director to fill the vacancy created by Colt R. Melby’s resignation.  The Board of Directors has determined that Mr. Knittel qualifies as an independent director as defined by the listing standards of the Nasdaq Stock Market and by the Securities and Exchange Commission.  It is currently expected that Mr. Knittel will serve on the Audit Committee.

Mr. Knittel currently serves on the Board of Directors of Synaptics, Inc., a leading worldwide developer and supplier of custom-designed human interface solutions whose stock is listed on the Nasdaq Global Select Market, and Source Photonics, a privately held, equity-backed provider of optical communication products.  Mr. Knittel served as Interim President and Chief Executive Officer of Synaptics from October 2010 to September 2011; as Executive Vice President from July 2007 to October 2010; as Chief Financial Officer, Chief Administrative Officer, Secretary, and Treasurer from November 2001 to October 2009; as Senior Vice President from November 2001 to July 2007; and as Vice President of Administration and Finance, Chief Financial Officer, and Secretary from April 2000 to November 2001.  Mr. Knittel also served as a director of MarineMax, Inc., a New York Stock Exchange-listed company that is the nation’s largest recreational boat dealer, from June 2009 to February 2014, and as a director of OCZ Technology Group, Inc., formerly a public company, that designed, manufactured, and distributed solid-state drives and computer components, from June 2010 to August 2014.  Mr. Knittel holds a Bachelor of Arts degree in Accounting from California State University at Fullerton and a Master’s degree in Business Administration from San Jose State University.  Our Board of Directors believes that Mr. Knittel’s experience as an executive officer of a public company, as well as his board service at other companies provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

Mr. Knittel was appointed as a director pursuant to that certain Stockholders Voting Agreement, dated as of July 16, 2013, among us, Mitchell A. Saltz and Colton Melby, or the Class P Stockholders, and Brian Dick and Jeff Forte, or the Class D Stockholders.  Pursuant to the Stockholders Voting Agreement, the Class P Stockholders and the Class D Stockholders agreed to vote all shares of our common stock owned by them or acquired by them in the future for a board consisting of six Class P Directors, as designated by the Class P Stockholders or, in the absence of such designation, a majority of the Class P Directors, and three Class D Directors, as designated by the Class D Stockholders, or in the absence of such designation, a majority of the Class D Directors.  Mr. Knittel was designed by the Class P Stockholders to be one of the six Class P Directors.

There are no other arrangements or understandings between Mr. Knittel and any other person pursuant to which he was selected as a director, and there are no related party transactions with respect to Mr. Knittel reportable under Item 404(a) of Regulation S-K.  There are no family relationships between any of our directors, executive officers, and Mr. Knittel.

Mr. Knittel will receive compensation for his services on our Board of Directors in accordance with board compensation policies in effect from time to time.  Currently, each new member of our Board of Directors receives a one-time grant of 10-year options to purchase 25,000 shares of our common stock at an exercise price equal to the closing stock price on the date of grant (here, $1.26 per share), all of which vest on the date of grant.  In addition, each member of our Board of Directors receives an annual grant of 10-year options to purchase 25,000 shares of our common stock at an exercise price equal to the closing price on the date of grant (here, prorated to 15,625 shares at an exercise price of $1.26 per share for Mr. Knittel), with 1/12th to vest and become exercisable on the date of grant and on the last day of each month thereafter.  Each member of our Board of Directors also receives an annual retainer of $32,000, paid monthly.  Currently, the non-employee Chairman of the Board receives an additional $10,000 per year over the standard outside director compensation; the non-employee Vice Chairman of the Board receives an additional $5,000 per year; the non-employee Chair of the Audit Committee receives an additional $7,500 per year; the non-employee Chair of the Compensation Committee receives an additional $5,000 per year; the non-employee Chair of the Nominations and Corporate Governance Committee receives an additional $2,500 per year; the non-Chair members of the Audit Committee each receive an additional $2,000 per year; the non-Chair members of the Compensation Committee each receive an additional $1,500 per year; and the non-Chair members of the Nominations and Corporate Governance Committee each receive an additional $1,000 per year for their services to on their respective committees.  All non-employee directors are reimbursed for travel and related expenses incurred in connection with attendance at Board of Director and committee meetings.

We issued a press release announcing the appointment of Mr. Knittel on April 21, 2015, a copy of which is attached as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01.  Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

Exhibit Number	Exhibits
99.1	Press release from Quest Resource Holding Corporation, dated April 21, 2015, entitled “Quest Resource Names Hi-Tech Industry Veteran Russell J. Knittel to Board of Directors”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 21, 2015	QUEST RESOURCE HOLDING CORPORATION

	By:	/s/ Brian S. Dick
Brian S. Dick
President and Chief Executive Officer

EXHIBIT INDEX

99.1	Press release from Quest Resource Holding Corporation, dated April 21, 2015, entitled “Quest Resource Names Hi-Tech Industry Veteran Russell J. Knittel to Board of Directors”